Exhibit 10.25
Lease
     This Lease Agreement made as of the 26th day of November, 2008 by and between Carl Ruedebusch LLC (herein “Landlord”) and Cardiac Science Corporation (“Tenant”). For good and valuable consideration, the receipt and adequacy of which is acknowledged, Landlord and Tenant hereby agree as follows:
     1. GRANT; PRIMARY TERM; CERTAIN DEFINED TERMS.
     A. Grant. Landlord hereby leases to Tenant and Tenant hereby takes from Landlord certain premises known as Deerfield Industrial Park Property comprising approximately 16.613 acres as described on Exhibit A, attached hereto and incorporated herein by reference (the “Premises”) on which there is a building containing approximately 100,000 rentable square feet being used by Tenant for a combination of light manufacturing, warehouse and office use (the “Building”) situated as outlined on a diagram of the Premises shown on the Site Plan attached hereto as Exhibit B and incorporated herein by reference
     B. Primary Term. To have and to hold the Premises for a term (the “Primary Term”) of one hundred twenty (120) months commencing on December 1, 2008 (the “Rent Commencement Date”) and expiring on the last day of November, 2018, unless such Primary Term is extended as provided in Section 5.C. of this Lease.
     C. Lease Year Definitions. For the original Premises, each twelve (12) month period commencing on December 1 and ending on November 30 of the immediately following year may be referred to in this Lease as the “Original Premises Lease Year,” including such periods that fall during any extension of the Primary Term as provided in Section 5.C. of this Lease. For the First Expansion Space, the twelve (12) month period commencing on the first (1st) day of the month immediately following the date of Substantial Completion of the First Expansion Space and ending on the last day of the month that immediately precedes said month in the immediately following year, and each succeeding twelve (12) month period thereafter, may each be referred to in this Lease as the “First Expansion Lease Year,” except that the last First Expansion Lease Year shall end on the last day of the Primary Term, as such Primary Term may have been extended as provided in Section 5.C. of this Lease. For the Second Expansion Space, the twelve (12) month period commencing on the first (1st) day of the month immediately following the date of Substantial Completion of the Second Expansion Space and ending on the last day of the month that immediately precedes said month in the immediately following year, and each succeeding twelve (12) month period thereafter, may be referred to in this Lease as a “Second Expansion Lease Year” during the Primary Term (as such Primary Term may have been extended pursuant to the terms of Section 5.C. of this Lease). Notwithstanding the foregoing, the term “Lease Year,” as it applies without any reference to the applicable portion of the Premises, shall mean the Lease Year during any Option Term as it applies to the entire Premises (as then constituted, including the Original Premises and, if constructed, either or both of the First Expansion Space and the Second Expansion Space) and shall mean the twelve (12) month period commencing on the first day of the month immediately following the last day of the Primary Term and ending on the last day of the month that immediately precedes said month in the immediately following year, and each succeeding twelve (12) month period thereafter, as well as the same twelve (12) month period in the past as contemplated in Section 4.A. of this Lease.
     D. Definition of Rentable Square Feet. The term “Rentable Square Feet” as used herein shall mean the area reasonably determined by Landlord on the basis of the actual Rentable Square Feet of the applicable portion of the Building, which shall be done through a measurement of the applicable portion of the Building once work is completed sufficiently so as to allow an accurate physical measurement. The term “Rentable Square Feet” or “Rentable Square Footage” shall mean the amount of square feet found within the applicable portion of the Building measured to the exterior surface of exterior walls and including the area underneath interior walls and support columns. The parties agree that the Rentable Square Feet of the Building on the date of this Lease is 100,000 Rentable Square Feet.
     2. RENT FOR FIRST YEAR OF PRIMARY TERM; RENT PAYMENTS: The rent payable for the original Premises during the first Original Premises Lease Year shall be at the rate of Fifty-One Thousand Five Hundred and 00/100 Dollars ($51,500.00) per month, subject to adjustment in accordance with Section 3 below. All rent payable hereunder shall be paid to Landlord in lawful currency of the United States at such place as Landlord may from time to time designate in writing.
     3. RENT INCREASES: The monthly rent for the original Premises shall be increased at the commencement of each and every Original Premises Lease Year, with the first (1st) increase on the first (1st) day of the second (2nd) Original Premises Lease Year in an amount equal to three percent (3%) of the monthly rental being paid in the immediately prior Original Premises Lease Year. Further, the aforementioned annual increases in monthly rental shall also apply to the First Expansion Space, with each annual increase in monthly rental being in the amount equal to three percent (3%) of the monthly rental being paid in the immediately prior First Expansion Lease Year, with the first (1st) increase on the first (1st) day of the second (2nd) First Expansion Lease Year. Similarly, the aforementioned annual increases in monthly rental shall also apply to the Second Expansion Space, with each annual increase in monthly rental being in the amount equal to three percent (3%) of the monthly rental being paid in the immediately prior Second Expansion Lease Year, with the first (1st) increase on the first (1st) day of the second (2nd) Second Expansion Lease Year. Finally, the aforementioned annual increases in monthly rental shall also apply to the rent for the entire Premises (as then constituted, including any expansions to the Building) during any Option Term of this Lease, with each annual increase in monthly rental being in the amount equal to three percent (3%) of the monthly rental being paid in the immediately prior Lease Year, with the first (1st) increase on the first (1st) day of the second (2nd) Lease Year of each Option Term.
     4. OPTION TO EXTEND AND RIGHT TO TERMINATE:
     A. Option to Extend. Tenant shall have the option to extend this Lease for Two (2) additional Five (5) year term(s) (the “Option Terms”) upon the same conditions applicable to the Primary Term, except that (i) no additional options to extend shall be granted past November 30, 2028, unless and only to the extent that the Primary Term is extended as provided in Section 5.C. of this Lease, (ii) no additional rights to expand the Building shall be granted, and (iii) the rent during the first (1st) Lease Year of each Option Term shall be set at ninety-five percent (95%) of the Fair Market Rental Rate (as defined below), provided, however, that the rent during the first (1st) Lease Year of each Option Term as determined above shall be subject to the following limitations: (x) the rent shall be no less than the rent paid in the Lease Year that was four (4) Lease Years prior to the first (1st) Lease Year of the then applicable Option Term and be the sum of the rent paid for the total of the Original Premises and, if built, either or both the First Expansion Space and the Second Expansion Space, and (y) the rent shall be no more than one hundred three percent (103%) of the rent being paid during the immediately prior Lease Year. Whenever the terms “Lease term” or “term of this Lease” are used in this Lease, they shall refer to the Primary Term and any Option Term for which Tenant has exercised its option to extend.
     Tenant may exercise any option to extend this Lease by giving notice in writing to Landlord not more than three hundred sixty (360) days and no less than two hundred seventy (270) days before the expiration of the Primary Term or any prior Option Term, as the case may be. Landlord covenants and agrees to give Tenant written notice of the date by which such option must be exercised at least forty-five (45) days but not more than one hundred twenty (120) days prior to when such option needs to be exercised (“Landlord’s Option Notice”). Tenant shall not be entitled to exercise any option to extend this Lease if Landlord’s Option Notice was given as required but Tenant’s notice is not given as required herein or if the Tenant is in default of this Lease pursuant to Section 21 hereof beyond any applicable notice and cure period or grace period, or if Tenant has been ten (10) or more days late in payment of its rent and has not cured such late payments within ten (10) days after written notice on more than three (3) occasions during any calendar year of this Lease.
     B. Fair Market Rental Rate. For the purposes of this Lease, the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a comparable landlord of a comparable building with a comparable vacancy factor has accepted in comparable transactions between non-affiliated parties from new, non-expansion, non-renewal and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time for the Dane County and Madison, Wisconsin metro market (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause, abatement provisions reflecting free rent, brokerage commissions which would be payable by Landlord in similar transactions, length of the lease term, size and location of premises being leased, tenant improvement allowances, and other generally applicable conditions of tenancy for such Comparable Transactions. No later than thirty (30) days after Landlord has delivered Landlord’s Option Notice, Tenant shall notify Landlord of whether Tenant is preliminarily planning on exercising its option to extend and directing the determination of the Fair Market Rental Rate (“Tenant’s Preliminary Notice”). Within fifteen (15) business days after Tenant’s Preliminary Notice, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the Fair Market Rental Rate. Tenant shall, within ten (10) business days following receipt of same, notify Landlord in writing of the acceptance or rejection of the proposed Fair Market Rental Rate, which notice shall include, if Tenant objects to Landlord’s determination, Tenant’s own determination of the Fair Market Rental Rate. If Tenant fails to respond within such period, then Tenant shall be deemed to have rejected

Landlord’s determination of the Fair Market Rental Rate as set forth in Landlord’s notice. In the event Tenant objects by timely providing written notice to Landlord (or is deemed to have rejected such determination), Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) business days following Tenant’s delivery of its objection to (or deemed rejection of) Landlord’s Fair Market Rental Rate (the “Outside Agreement Date”), then such determination shall be determined in accordance with the immediately following paragraph.
     Within five (5) business days after the Outside Agreement Date, Landlord and Tenant shall each appoint an impartial, reputable, licensed real estate broker who has been active in leasing buildings similar to the Premises in the Madison, Wisconsin metro market during the immediately-preceding five (5) year period (a “Qualified Broker”). Each of the two Qualified Brokers shall then, within thirty (30) days after their appointment determine the Fair Market Rental Rate for the Premises (based on the criteria identified in the first paragraph of this Section 4.B. above) and deliver the results to each of Landlord and Tenant. In the event that the higher of the two determinations is 5% or less different than the lower of the two determinations then the Fair Market Rental Rate shall be the average (mean) of the two. In the event that the higher of the two determinations is greater than 5% different than the lower of the two determinations then the two Qualified Brokers shall, within five (5) business days after the last of the two Qualified Broker determinations is delivered, select a third Qualified Broker, who shall, within ten (10) Business Days after his or her appointment decide which of the two Qualified Broker determinations is the appropriated determination of the Fair Market Rental Rate based on the criteria identified in the first paragraph of this Section 4.B. above. Landlord and Tenant shall each pay any fees for the services of the Qualified Broker retained by them and for one-half of the fees for the third Qualified Broker.
     C. Right to Terminate. Subject to the terms of this Section, Tenant shall have the right to terminate this Lease in advance of the expiration of the Primary Term of this Lease effective at anytime after the last day of the seventy-eighth (78th) month following the Rent Commencement Date. Tenant’s right to terminate this Lease pursuant to this Section may only be exercised if all of the following requirements are satisfied: (i) Tenant is not at that time in default with respect to any of the terms and provisions of this Lease and has not subsequently defaulted in any of Tenant’s obligations under this Lease past any applicable cure period through the effective date of the early termination, (ii) Tenant has not provided an Expansion Notice to Landlord for the Second Expansion Option, (iii) Tenant delivers a written notice to Landlord notifying Landlord that Tenant is terminating this Lease pursuant to this Section, which notice shall be provided at least eighteen (18) months before the proposed date of termination pursuant to this Section, and (iv) along with the foregoing described written notice to Landlord Tenant shall deliver to Landlord a termination fee in the amount of the following, as applicable, (a) if Tenant has not provided an Expansion Notice to Landlord for the First Expansion Option, the termination fee shall be an amount equal to the unamortized portion of the real estate brokerage commission paid by Landlord to CresaPartners — West, Inc. (“CresaPartners”) in connection with this Lease (with the commission being amortized on a straight line basis over the Primary Term and the calculation of the unamortized amount shall be performed on a per day basis), or (b) if Tenant has provided an Expansion Notice to Landlord for the First Expansion Option, the termination fee shall be the sum of the following amounts (x) the unamortized portion of the real estate brokerage commission paid by Landlord to CresaPartners in connection with this Lease

(with the commission being amortized on a straight line basis over the Primary Term and the calculation of the unamortized amount to be performed on a per day basis), plus (y), the unamortized portion of the real estate brokerage commission paid by Landlord to CresaPartners (or its successors and/or assigns) in connection with the expansion into the First Expansion Space (with the commission being amortized on a straight line basis over the period commencing on the date that Tenant starts paying rent for the First Expansion Space and ending on the last day of the Primary Term, and the calculation of the unamortized amount to be performed on a per day basis), and plus (z) the unamortized portion of the First Expansion Tenant Improvement Amount (with the First Expansion Tenant Improvement Amount being amortized over the period commencing on the date that Tenant starts paying rent for the First Expansion Space and ending on the last day of the seventy-eighth (78th) month following the date that Tenant starts paying rent for the First Expansion Space, and the calculation of the unamortized amount to be performed on a monthly basis, as described below). The term “First Expansion Tenant Improvement Amount” shall mean the amount equal to fifteen dollars ($15) times the Rentable Square Feet of the First Expansion Space with the unamortized amount outstanding accruing interest at the rate of seven percent (7%) per annum with the calculation of interest assuming that the amortized portions are reduced from the unamortized portions along with interest on a monthly basis. For example, with respect to the First Expansion Tenant Improvement Amount, if Tenant occupied 20,000 Rentable Square Feet through the First Expansion Option on the first day of the second Original Premises Lease Year and terminates this Lease on the last day of the sixth (6th) Original Premises Lease Year, the unamortized amount of the First Expansion Tenant Improvement Amount would be $28,210.70 ($15 x 20,000 = $300,000 amortized over seventy-eight (78) months at 7% interest results in $28,210.70 remaining unamortized at the end of the seventh (7th) Original Premises Lease Year, as such calculations are shown in more detail on Exhibit D attached hereto).
     5. OPTION TO EXPAND.
     A. Expansion Notice. Subject to the First Expansion Conditions and the Second Expansion Conditions (as defined below and as applicable), if Tenant desires to expand the Building for either of the expansion options contemplated herein, then Tenant shall provide a written request to Landlord (the “Expansion Notice”), which written notice shall contain the approximate size (in Rentable Square Feet) of the expansion desired by Tenant and the desired occupancy date for such space, provided, however, that such occupancy date shall be no earlier than twelve (12) months after the date the Expansion Notice is delivered by Tenant to Landlord. Tenant may not revoke an Expansion Notice once delivered to Landlord.
     B. First Expansion Option. Subject to the First Expansion Conditions, Tenant shall have the right to have Landlord expand the Building’s square footage for Tenant to Lease through an expansion of no less than 20,000 Rentable Square Feet and not to exceed 60,000 Rentable Square Feet (provided, however, that the original Building and all expansions, including those still to be completed, taken together shall not to exceed 200,000 Rentable Square Feet) with a completion date to be provided by Tenant (subject to the minimum time for construction as provided in Section 5.A. above), provided that the Expansion Notice is provided by Tenant to Landlord no later than the last day of the thirtieth (30th) month after the Rent

Commencement Date (the “First Expansion Option”). The Lease terms applicable to the First Expansion Option, if exercised, will be as follows:
          (i) Planning and Construction. The approximate location of First Expansion Option space is shown on Exhibit E attached hereto. Within fifteen (15) days after Tenant provides its Expansion Notice, the parties shall meet to discuss the details of the expansion and Tenant agrees to participate in any subsequent meetings requested by Landlord in order for final plans and specifications to be developed for the First Expansion Option space, which plans and specifications shall be approved by both Landlord and Tenant. The First Expansion Option space, once finally determined as to the size and location, is hereinafter referred to as the “First Expansion Space.” In developing the scope of work to be performed by Landlord for the First Expansion Space, it is acknowledged that the First Expansion Space shall only be developed for production and warehouse space and that the ratio of the production and warehouse space shall be on a 50%/50% basis (unless otherwise mutually agreed by the parties in writing), and that the scope of Landlord’s work shall be to a level of fit and finish consistent with that which is necessary to support Tenant’s permitted use, including without limitation, all elements of utility, power, HVAC, fire protection, and plumbing, and shall not exceed the scope of work as outlined on Exhibit F attached hereto. For the avoidance of doubt, Landlord shall bear all costs associated with the First Expansion Space, including without limitation construction, materials, architecture and engineering costs. Any additional work required for Tenant’s use of the First Expansion Space shall be performed at Tenant’s sole cost and expense. Tenant shall have the right, at Tenant’s own cost and expense, to engage its own space planner and any engineers and/or consultants of its choice, subject to Landlord’s reasonable approval, to prepare preliminary space plans and working drawings. Subject to Permitted Delays (as defined below) and the minimum time for construction as provided in Section 5.A. above, Landlord shall Substantially Complete the First Expansion Space within the time period provided in Tenant’s Expansion Notice.
          (ii) Term. Provided that Tenant’s Expansion Notice is timely provided to Landlord, the Term of this Lease shall not be affected by Tenant’s exercise of the First Expansion Option. The Term for both the Original Premises and the First Expansion Space shall expire or be extended together (and may not be separated), unless this Lease is terminated early as provided in Section 4.C. of this Lease.
          (iii) Rent. Tenant shall commence paying rent for the First Expansion Space on the date that is thirty (30) days after Substantial Completion of the First Expansion Space (the “First Expansion Rent Commencement Date”). The rent amount for the first First Expansion Lease Year (as defined in Section 1.C. of this Lease) shall be based on the following:
     a. If Tenant provides its Expansion Notice during the first Original Premises Lease Year and with a scheduled Substantial Completion date no later than twelve (12) months after the date the Expansion Notice is provided, then the annual rent (payable in twelve (12) equal monthly installments) for the First

Expansion Space for the First Expansion Lease Year will be Six and 61/100 ($6.61) times the Rentable Square Feet of the First Expansion Space. For the avoidance of doubt, the annual rent for the First Expansion Lease Year shall be as set forth in the preceding sentence even if the actual Substantial Completion date occurs after the scheduled Substantial Completion date.
     b. If Tenant provides its Expansion Notice within the second (2nd) Original Premises Lease Year and with a scheduled Substantial Completion date no later than twelve (12) months after the date the Expansion Notice is provided, then the annual rent (payable in twelve (12) equal monthly installments) for the First Expansion Space for the First Expansion Lease Year will be Six and 81/100 ($6.81) times the Rentable Square Feet of the First Expansion Space. For the avoidance of doubt, the annual rent for the First Expansion Lease Year shall be as set forth in the preceding sentence even if the actual Substantial Completion date occurs after the scheduled Substantial Completion date.
     c. If Tenant provides its Expansion Notice within the third (3rd) Original Premises Lease Year, but in no event may such Expansion Notice be provided later than the last day of the thirtieth (30th) month after the Rent Commencement Date, and with a scheduled Substantial Completion date no later than twelve (12) months after the date the Expansion Notice is provided, then the annual rent (payable in twelve (12) equal monthly installments) for the First Expansion Space for the First Expansion Lease Year will be Seven and 01/100 ($7.01) times the Rentable Square Feet of the First Expansion Space. For the avoidance of doubt, the annual rent for the First Expansion Lease Year shall be as set forth in the preceding sentence even if the actual Substantial Completion date occurs after the scheduled Substantial Completion date.
     d. If Tenant provides its Expansion Notice at any time before the last day of the thirtieth (30th) month after the Rent Commencement Date, but Tenant’s scheduled Substantial Completion is more than twelve (12) months after the date the Expansion Notice is provided (however, in no event will Tenant have the right to expand pursuant to the First Expansion Option with an anticipated Substantial Completion date later than the last day of the forty-second (42nd) month after the Rent Commencement Date), then the annual rent (payable in twelve (12) equal monthly installments) for the First Expansion Space for the First Expansion Lease Year will be (1) Six and 61/100 ($6.61) times the Rentable Square Feet of the First Expansion Space where the scheduled Substantial Completion date is during the second (2nd) Original Premises Lease Year, (2) Six and 81/100 ($6.81) times the Rentable Square Feet of the First Expansion Option Space where the scheduled Substantial Completion date is during the third (3rd) Original Premises Lease Year, (3) Seven and 01/100 ($7.01) times the Rentable Square Feet of the First Expansion Space where the scheduled Substantial Completion date is during the fourth (4th) Original Premises Lease Year. For the avoidance of doubt, the annual rent for the First Expansion Lease Year shall be as set forth in the preceding sentence even if the actual Substantial Completion date occurs after the scheduled Substantial Completion date.
Exhibit C attached hereto provides an example of the rent payments described herein, assuming that the Expansion Notice is provided by Tenant for the First Expansion Option on the last day of the second (2nd) Original Premises Lease Year, the First Expansion Space is 30,000 Rentable Square Feet, and the First Expansion Rent Commencement Date is the first (1st) day of the fourth (4th) Original Premises Lease Year.
          (iv) Substantial Completion and Occupancy. The Term “Substantial Completion” shall mean the stage of construction of the First Expansion Space such that (1) a certificate of occupancy (permanent or temporary) has been issued from the local municipality for the First Expansion Space, (2) all material building systems are in good working order such that Tenant can operate its business from the First Expansion Space, and (3) only industry standard punch list items are left to be completed. During the thirty (30) day period between the date of Substantial Completion and the First Expansion Rent Commencement Date, Tenant shall have the right occupy the First Expansion Space and to move in and install, at Tenant’s sole cost and expense, Tenant’s furniture, fixtures, trade fixtures, personal property, and telecommunications wiring and equipment.
          (v) Amendment to Lease. Once all of the plans and specifications are finalized for the First Expansion Space, Landlord and Tenant shall prepare in good faith and enter into an Amendment to this Lease documenting the exact size and location of the First Expansion Space, the rent to be paid upon Substantial Completion and such other matters as may be necessary and/or appropriate in documenting the expansion, provided, however, that no such other provisions shall be inconsistent with the terms of this Lease.
          (vi) First Expansion Conditions. Unless a Lease Amendment is fully signed by both Landlord and Tenant documenting the expansion pursuant to the First Expansion Option, then Tenant’s right to expand into the First Expansion Space pursuant to this Section 5.B. of the Lease shall be subject to the following conditions precedent (the “First Expansion Conditions”): (1) Tenant’s Expansion Notice must be provided before the last day of the thirtieth (30th) month after the Rent Commencement Date, (2) Tenant must specify an anticipated Substantial Completion date no later than the last day of the forty-second (42nd) month after the Rent Commencement Date, subject to the minimum time for construction as provided in Section 5.A. above, (3) this Lease must be in full force and effect and Tenant may not be in default of this Lease (beyond any applicable cure period) at the time the Expansion Notice is provided nor may Tenant subsequently default in any of Tenant’s obligations under this Lease past any applicable cure period, and (4) Tenant must sign an Amendment to the Lease to document the expansion into the First Expansion Space within forty-five (45) days after the Expansion Notice is provided by Tenant. If any one or more of the First Expansion Conditions are not met, at Landlord’s reasonable option, Tenant’s Expansion Notice shall be invalid and Tenant’s right to expand pursuant to said Expansion Notice shall be null and void and be of no further force and effect.

     C. Second Expansion Option. Following the Rent Commencement Date and continuing until the last day of the Primary Term of this Lease, and subject to the Second Expansion Conditions (as defined below), Tenant shall have the right to have Landlord expand the Building’s square footage for Tenant to Lease through an expansion of Building to up to a total Building size (the original Building and all expansions, including those still to be completed, taken together) not to exceed 200,000 Rentable Square Feet with a completion date to be provided by Tenant (subject to the minimum time for construction as provided in Section 5.A. above) (the “Second Expansion Option”). The Lease terms applicable to the Second Expansion Option, if exercised, will be as follows:
          (i) Planning and Construction. The approximate location of Second Expansion Option space is shown on Exhibit G attached hereto. Within fifteen (15) days after Tenant provides its Expansion Notice, the parties shall meet to discuss the details of the expansion and Tenant agrees to participate in any subsequent meetings requested by Landlord in order for final plans and specifications to be developed for the Second Expansion Option space, which plans and specifications shall be approved by both Landlord and Tenant. The Second Expansion Option space, once finally determined as to the size and location, is hereinafter referred to as the “Second Expansion Space”. Landlord agrees to competitively bid the construction of the Second Expansion Space using subcontractors approved by Tenant, which approval shall not be unreasonably withheld or delayed. For the avoidance of doubt, Landlord shall bear all costs associated with the Second Expansion Space, including without limitation construction, materials, architecture and engineering costs. Tenant shall have the right, at Tenant’s own cost and expense, to engage its own space planner and any engineers and/or consultants of its choice, subject to Landlord’s reasonable approval, to prepare preliminary space plans and working drawings. Subject to Permitted Delays (as defined below) and the minimum time for construction as provided in Section 5.A. above, Landlord agrees to Substantially Complete the Second Expansion Space within the time period provided in Tenant’s Expansion Notice.
          (ii) Term. If Tenant expands the Building for Tenant pursuant to the Second Expansion Option, then the Primary Term of this Lease shall be no less than seventy-eight (78) months commencing on the anticipated date of Substantial Completion of the Second Expansion Space, and such extended Primary Term may only end on the last day of a month. If the Primary Term of this Lease will be less than seventy-eight (78) months on the anticipated date of Substantial Completion of the Second Expansion Space, then the Primary Term shall be extended so that the Primary Term is extended to expire on the last day of the seventy-eighth (78th) month following the anticipated date of Substantial Completion of the Second Expansion Space. Further, if Tenant’s anticipated Substantial Completion date included in its Expansion Notice is earlier than the last day of the fifth (5th) Original Premises Lease Year, than the Primary Term shall be extended to expire on the last day of the seventy-eighth (78th) month following the first day of the fifth (5th) Original Lease Year. The Term for both the Original Premises and, if built, either or both of First Expansion Space and the Second Expansion Space shall expire or be extended together (and may not be separated). If Tenant expands the Building pursuant to the Second Expansion Option, Tenant’s right to terminate this Lease pursuant to Section 4.C. of this Lease shall be null and void (no longer available for Tenant to exercise) on the date that Tenant provides is Expansion Notice for the Second Expansion Option.
          (iii) Rent. Tenant shall commence paying rent for the Second Expansion Space on the date that is thirty (30) days after Substantial Completion of the Second Expansion Space (the “Second Expansion Rent Commencement Date”). The annual rent amount (payable in twelve (12) equal monthly installments) for the first (1st) Second Expansion Lease Year (as defined in Section 1.E. of this Lease) shall be determined based upon the total amount of all of Landlord’s Project Costs (as defined below) multiplied by nine and one-quarter percent (9-1/4%). The term “Landlord’s Project Costs” shall mean all of the following Landlord’s costs, expenses and fees in constructing the Second Expansion Space: (a) the following hard and soft costs (the “Hard and Soft Costs”) (1) all architectural and engineering fees, (2) permits and approvals costs and fees, and third party consulting fees, (3) construction costs, including demolition costs, (4) grading, storm water management and landscaping costs, (5) costs in expanding the parking lot, (6) inspection and plan checking fees, (7) attorneys’ fees and costs, (8) insurance costs, (9) loan fees and costs, and construction interest costs, (10) real estate brokerage fees paid to CresaPartners (or its successors or assigns), if any, (11) costs for an on-site job superintendant paid to the general contractor, and (12) any other actual out-of-pocket costs incurred by Landlord in connection with constructing the Second Expansion Space, as well as (b) the following fees as a percentage of the Hard and Soft Costs (1) a general contractors fee in the amount equal to ten percent (10%) of the sum of all Hard and Soft Costs, and (2) a development fee payable to Landlord in the amount equal to five percent (5%) of the sum of all the Hard and Soft Costs. Landlord’s Project Costs shall be provided to Tenant on an open-book basis. Tenant shall have the right to engage its own project manager, at Tenant’s own cost and expense.
Exhibit C attached hereto provides an example of the rent payments and the extension of the Primary Term assuming that the Expansion Notice is provided by Tenant for the Second Expansion Option on the last day of the fifth (5th) Original Premises Lease Year, Landlord’s Project Costs for the Second Expansion Space equaled $5,600,000, and the Second Expansion Rent Commencement Date is the first (1st) day of the Seventh (7th) Original Premises Lease Year.
          (iv) Substantial Completion and Occupancy. The Term “Substantial Completion” shall mean the stage of construction of the Second Expansion Space such that (1) a certificate of occupancy (permanent or temporary) has been issues from the local municipality for the Second Expansion Space, (2) all material building systems are in good working order such that Tenant can operate its business from the Second Expansion Space, and (3) only industry standard punch list items are left to be completed. During the thirty (30) day period between the date of Substantial Completion and the Second Expansion Rent Commencement Date, Tenant shall have the right occupy the Second Expansion Space and to move in and install, at Tenant’s sole cost and expense,

Tenant’s furniture, fixtures, trade fixtures, personal property, and telecommunications wiring and equipment.
          (v) Amendment to Lease. Once all of the plans and specifications are finalized for the Second Expansion Space, Landlord and Tenant shall prepare in good faith and enter into an Amendment to this Lease documenting the exact size and location of the Second Expansion Space, the rent to be paid upon Substantial Completion and such other matters as may be necessary and/or appropriate in documenting the expansion, provided, however, that no such other provisions shall be inconsistent with the terms of this Lease.
          (vi) Second Expansion Conditions. Unless a Lease Amendment is fully signed by both Landlord and Tenant documenting the expansion pursuant to the Second Expansion Option, then Tenant’s right to expand into the Second Expansion Space pursuant to this Section 5.C. of the Lease shall be subject to the following conditions precedent (the “Second Expansion Conditions”): (1) Tenant’s Expansion Notice must be provided after the Rent Commencement Date and no later than before the last day of the original Primary Term, (2) this Lease must be in full force and effect and Tenant may not be in default of this Lease beyond any applicable cure period at the time of the Expansion Notice is provided nor may Tenant subsequently default in any of Tenant’s obligations under this Lease past any applicable cure period, and (3) Tenant must sign an Amendment to the Lease to document the expansion into the Second Expansion Space within forty-five (45) days after the Expansion Notice is provided by Tenant. If any one or more of the Second Expansion Conditions are not met, at Landlord’s reasonable option, Tenant’s Expansion Notice shall be invalid and Tenant’s right to expand pursuant to said Expansion Notice shall be null and void and be of no further force and effect.
     D. Construction Methods and Warranties. Subject to the terms of the limited warranty provided below, Landlord’s work in constructing the First Expansion Space and the Second Expansion Space, as applicable, shall be performed in a good and workmanlike manner and in accordance with industry standards for similar buildings in the Madison, Wisconsin metro market. Landlord shall be responsible for all costs related to the compliance with all applicable current building codes, as well as the Americans with Disabilities Act of 1990 as they relate to the First Expansion Space and the Second Expansion Space, as applicable. Landlord shall warrant, for a period of one (1) year after Substantial Completion (or assign any additional or longer period warranties to Tenant), that the roof, HVAC system equipment, windows and seals, structural components, and all electrical and plumbing systems and equipment are in good working condition, except that Tenant shall be responsible for regular maintenance of the same. The warranty provided in the immediately preceding sentence is limited to the matters described in the foregoing sentence and is provided in lieu of all other warranties or guaranties provided by Landlord. Notwithstanding the terms of this Section, in the event Tenant or its employees, contractors, agents or invitees causes any damage to portions of the Building or Premises covered by the above-described warranty, Tenant shall repair such damage at Tenant’s cost.
     E. Permitted Delays. The term “Permitted Delays” as used herein shall mean delays in Landlord’s work toward Substantial Completion of the First Expansion Space and the Second

Expansion Space, as applicable, caused by any of the following: (i) delays caused by Tenant, and/or (ii) act of God, war, insurrection, riot, civil commotion, fire or other casualty, strikes, lockouts, inclement weather, inability to obtain labor or materials, governmental regulations, or other causes beyond Landlord’s reasonable control. A delay shall not constitute a Permitted Delay unless Landlord provides Tenant with written notice within ten (10) business days after the passage of such delay, describing in reasonable detail the cause of the delay and the expected completion date. In event of a Permitted Delay, Landlord shall use commercially reasonable efforts to mitigate the effect and duration of such Permitted Delay and resume work toward Substantial Completion as soon as reasonably practicable.
     F. Certain Items of Tenant’s Work. Tenant, at Tenant’s expense, shall have the right to install security systems in the First Expansion Space and the Second Expansion Space including card key and CCTV systems, provided, however, the location, design and operation of such systems shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to install up to two (2) communications antennas on the Premises. Said antennas may be installed on the roof of the Building, or in another location approved by Landlord. Tenant shall have the right to trench to any antennas that are not installed on the Building’s rooftop. Tenant shall appropriately screen any installed antennas.
     G. Parking. Landlord’s work in constructing the First Expansion Space and the Second Expansion Space shall include the expansion of the parking lot on the Premises so that the ratio of total parking stalls servicing the Building is no less than two and one-half (2-1/2) stalls per 1,000 square feet of Rentable Square Feet in the Building.
     6. USE OF PREMISES; COMPLIANCE WITH LAW: The Premises (and any expansion spaces once occupied by Tenant) shall be used and occupied for the purpose of manufacturing, warehousing and general office purposes and for purposes incidental to such use and occupancy and for no other purposes whatsoever without Landlord’s prior consent. Tenant shall at its own expense obtain any and all governmental approvals, licenses and permits necessary for Tenant’s use. Tenant shall not commit waste or suffer or permit waste to be committed in, on or about the Premises.
     Tenant shall comply with all governmental laws, ordinances and regulations (including Environmental Laws as hereinafter defined) applicable to the Premises or its use of the Premises and shall promptly comply with all governmental orders and directives applicable to the Premises, its use of the Premises or connected with the Premises all at Tenant’s sole expense (except for matters that are Landlord’s responsibility as set forth in the following sentence). Provided, however, that Landlord warrants and represents that as of the Rent Commencement Date with respect to the Premises, and as of the date of Substantial Completion with respect to each of the expansion spaces, (i) the Building and Tenant’s use of the Premises (referenced above) comply with all building and use restrictions affecting the Premises, including applicable zoning and land use laws, (ii) that Landlord has neither granted nor consented to easements or other encumbrances that would adversely affect or impair Tenant’s use of the Premises and (iii) that Building was constructed in compliance with all applicable laws, rules, regulations and orders including, without limitation, the Americans With Disabilities Act and any Wisconsin

counterparts protecting the rights of the disabled as modified or amended prior to construction. Landlord’s obligation to comply with the Americans With Disabilities Act and its Wisconsin counterpart shall be based upon the information as to Tenant’s use which Tenant has provided to Landlord prior to the execution of this Lease.
     7. PROPERTY TAXES: Tenant shall pay, in addition to all other sums required to be paid by it under the provisions of this Lease, and notwithstanding any protest planned or pending, all Real Property Taxes which may be taxed, charged, assessed, levied or imposed at any time or from time to time on the Premises (including those relating to the expanded Building) attributable to the Lease term. In addition to the rent payable hereunder, Tenant shall on the first day of each month commencing with the first day of the month following the Rent Commencement Date pay to Landlord one-twelfth (1/12th) of the estimated (by the Village of Deerfield) Real Property Taxes for the then current tax year. When real estate taxes are paid by Landlord, any excess paid by Tenant shall be credited towards its liability for future real estate taxes or, if the Lease term has ended, refunded to Tenant within ten (10) days of determination that an excess amount has been paid. Any shortage shall be billed to Tenant by Landlord and shall be paid by Tenant within thirty (30) days of such billing.
     As between the parties hereto, Tenant alone shall, at its sole and absolute discretion, have the duty of attending to the making and filing of any statement or report which may be provided or required by law as a basis of or in connection with the determination, equalization, reduction, payment or abatement of each obligation which is to be borne or paid by Tenant in accordance with this Section. Landlord shall not be or become responsible therefor, nor for the contents of any such statement or report. Unless required by law for a successful action to be brought or claim to be made, Landlord shall not be obligated to make, join in or be a party to any protest or objection to any law, order, proceeding or determination, but shall cooperate and join with Tenant to the extent required by law, provided the Tenant agrees to reimburse Landlord’s actual out-of-pocket expenses incurred in connection therewith.
     Landlord agrees to provide Tenant, within ten (10) days of Landlord’s receipt, with true and complete copies of all Real Property Tax bills, tax notices or assessments which Landlord receives relating to the Premises.
     As used in this Section 7, “Real Property Tax” includes any real estate taxes, special assessments (but only installments falling due during the Lease term and which shall be paid over the longest period allowed) and similar levies and charges against this Lease, the Premises (and all improvements thereon) or the occupancy, use or possession thereof, or any estate, right title or interest of Landlord, Tenant or either of them in or to the Premises. “Real Property Tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.
     Landlord warrants and represents that there are no special assessments or similar levies or charges currently outstanding affecting the Premises nor does Landlord have notice or knowledge of any improvements either currently underway or planned which could result in the imposition of any special assessment or similar levies or charges. If any sales tax shall be imposed on the rentals, Tenant and not Landlord shall pay the same.

     Tenant shall be responsible for paying any and all personal property taxes which may be levied against Tenant’s property.
     8. INSURANCE: Tenant shall obtain and maintain in full force and effect at its expense during the term of this Lease, a comprehensive general liability policy (or policies) satisfactory to Landlord, covering the Premises (and any expanded portion of the Building starting on the date that Tenant first occupies the same) and naming Landlord, Tenant and Landlord’s mortgagee(s) as insureds. Such policy (or policies) shall insure against injury to property, persons or loss of life arising out of the use or occupancy of the Premises with a combined single occurrence limit not less than One Million Dollars. Said insurance shall be written on an “occurrence” and not on a “claims made” basis. All such liability policies will require at least thirty (30) days notice to Landlord of cancellation. Tenant shall furnish Landlord a copy (or copies) of such policy (or policies), or certificate(s) thereof, indicating such coverage is in effect. If Tenant shall fail to maintain such insurance in full force and effect, or shall fail to present the required certificate or copy of policy (or policies), Landlord may at its option and with at least fifteen (15) business days advance written notice to Tenant and opportunity to cure, obtain the necessary insurance, pay the premium and the premium shall be repaid to Landlord as additional rent for the month following the date on which the premium was paid by Landlord. Tenant shall during the term of this Lease procure and maintain, at Tenant’s expense, a “special form” policy (or policies) of insurance providing special perils, all-risks, fire and extended coverage on the buildings and improvements now or hereafter located on the Premises in an amount equal to the full replacement value thereof above foundation, and against loss by boiler explosion in an amount reasonably deemed adequate by Landlord. Tenant shall also procure and maintain coverage for loss of rental under a business interruption policy (or policies) including extra expense covering loss of rent in the amount of the full rental agreed to be paid by Tenant hereunder for a period of one (1) year. Landlord’s mortgagee shall be covered as insured mortgagee. Landlord or Landlord’s mortgage, as directed by Landlord, shall be named as the loss payee for insurance coverage for the buildings and improvements. Tenant covenants and agrees to provide Landlord, upon request, with a copy of the insurance policy and to also provide Landlord on an annual basis with evidence of such coverage continuing in place. All insurance coverages provided hereunder shall be approved by Landlord. Landlord shall at least annually provide Tenant with certificates of all insurance it maintains in connection with the Premises or the Building. Tenant shall be solely responsible for obtaining insurance as it may deem advisable for all of its contents and merchandise located in the Premises together with coverage for any fixtures, equipment or work done by Tenant including leasehold improvements. It is understood that any insurance carried by Landlord does not cover the risk of loss or damage to Tenant’s property, equipment or fixtures nor property of others which may be stored in the Premises by Tenant. Tenant waives any claim against Landlord for such loss and shall save Landlord harmless from any claim for loss or damage to contents, merchandise, fixtures or work done by Tenant regardless of the cause of such damage or loss, unless it results from a negligent act or omission or willful misconduct of Landlord or its agents, employees or invitees.
     9. USE AND EXTERIOR MAINTENANCE BY TENANT: Landlord covenants and agrees that, as part of any expansion of the Building as described in this Lease, it will initially landscape the unimproved portion of the Premises and shall initially develop the parking areas and sidewalks as shown in the plans and specifications for such an expansion. Tenant shall maintain all areas of the Premises and the Building (as constituted from time-to-time) in good order, condition and repair, except as noted in Sections 5.D and 10 of this Lease, and shall bear all costs associated therewith including, but not limited to costs resulting from lawn mowing, snow removal, landscaping, painting, lighting, cleaning, rubbish removal, security and similar items. Landlord shall make available to Tenant all warranties received by Landlord from parties furnishing services or materials in connection with the construction of the Landlord Improvements. Except as specifically provided in Sections 5.D. and 10 of this Lease, it is the stated purpose and intent of Landlord and Tenant that this Lease shall be absolutely net (also referred to as triple net) to Landlord and that Tenant shall pay, at the times and in the manner provided in this Lease, all costs associated with the use, occupancy, repair and maintenance of the Premises and Building, and all such payments shall be without deduction or set off of any kind.
     10. MAINTENANCE BY LANDLORD: Landlord at its expense shall maintain the foundation, exterior walls (including, without limitation, the window assembly, but excluding glass breakage) and roof of the Building in good order and repair throughout the term on the Lease. Landlord shall also maintain the parking lot (excluding snow plowing, which is Tenant’s responsibility) on the Premises until such time as the parking lot is completely resurfaced (and may also be expanded), which may occur at any time, but is most likely to occur at the time of the first expansion of the Building as contemplated in this Lease. Commencing on the date of the substantial completion of the resurfacing of the parking lot and for the remainder of the term of this Lease, including any extended periods, Tenant shall be responsible for maintaining and keeping in good repair the parking lot. Notwithstanding the foregoing, in the event Tenant or its employees, contractors, agents or invitees causes any damage to the portions of the Premises to be maintained by Landlord, Tenant shall repair such damage at Tenant’s cost.
     11. MAINTENANCE BY TENANT: Commencing on the Rent Commencement Date and for the remainder of the term of this Lease, including any extended periods, Tenant shall at its expense maintain the interior of the Building in good order and repair including, but not limited to repairs to or required replacements of the interior plumbing, windows glass, plate glass doors and any heating, ventilating and air conditioning equipment serving the Building. Tenant shall also be responsible for snow removal, grass mowing and landscaping maintenance, as well as for janitorial services.
     12. ALTERATIONS, ADDITIONS AND IMPROVEMENTS: Tenant shall not make any alterations, additions or improvements to the Premises without prior written consent of the Landlord unless the cost therefor would not exceed Ten Thousand Dollars ($10,000) per occurrence; provided, however, that Tenant shall not need Landlord’s approval if alterations, additions and improvements are less than $3.00 per RSF, are non-mechanical, non-structural, non-electrical, not visible from the exterior of the building, and do not adversely affect the value of the building. Notwithstanding the foregoing, Tenant may perform cosmetic work such as painting, installing carpet and low-voltage cabling without Landlord’s consent but with prior notice. Upon the expiration of the Lease term, all such alterations, additions and improvements shall become the property of the Landlord. However, Tenant shall have the right to remove such alterations, additions, or improvements upon the termination of the Lease, provided that Tenant shall repair any damage caused by such removal and shall restore the appearance of the Premises by redecorating. Landlord may elect upon notice to Tenant (which shall be provided no later than the time Landlord provides its consent to Tenant to make such improvements or within thirty (30) days after the expiration or early termination date of this Lease if Tenant did not obtain Landlord’s written consent to such an improvement) to require the removal of all alterations, additions or improvements that require Landlord’s consent pursuant to this paragraph upon the expiration or termination of the Lease, in which case Tenant shall promptly remove the said alterations, additions and improvements and repair the damage caused by such removal.
     13. SIGNS: Tenant shall have the right to erect such signs on the Building and Premises as are consistent with governmental rules and regulations applicable to the Premises. Any signs erected by Tenant shall be removed upon the termination of the Lease. Tenant shall repair any and all damage caused by such removal and shall restore the appearance of the Premises by redecorating.
     14. INCREASED PREMIUMS/SUSPENSION OF INSURANCE: Tenant shall not permit the Premises to be used in a manner which would cause the suspension or cancellation of fire or extended coverage insurance or the liability insurance policy carried by Tenant for the benefit of Landlord and Tenant. Tenant shall promptly notify Landlord of any changes in its use of the Premises beyond the use stated in Section 6 and any corresponding change in insurance coverage or premiums, and shall promptly pay any increased insurance premium and immediately provide proof thereof to Landlord.
     15. WAIVER OF SUBROGATION: To the extent permitted by their respective policies of insurance, each party waives any claim which may arise against the other party during the term of this Lease for loss or damage to any of its property located within or upon or constituting a part of the Premises which loss or damage is (i) covered by valid and collectable fire and extended coverage insurance policies to the extent that such loss or damage is recoverable under said insurance policies or (ii) is required hereunder to be covered by such policy (or policies). These mutual waivers are intended to preclude any subrogation claim by the insurer for either party against the other party. Each party agrees to have its insurance policies properly endorsed if necessary to prevent the invalidation of said insurance coverage by reason of said waivers.
     16. LANDLORD’S RIGHT OF ENTRY: Upon reasonable notice to Tenant (or without notice if an emergency exists) and in a manner that minimizes disruption to Tenant and the business, Landlord and its agents shall have the right to enter the Premises during ordinary business hours for the purpose of inspecting the Premises, making repairs, or showing the Premises to prospective purchasers, lenders or for other reasonable purposes. An emergency exists if material damage would be caused to the Premises if immediate action was not taken. Within two hundred seventy (270) days prior to the expiration of the Lease term or within one hundred eighty (180) days prior to the early termination date of the Primary Term, Landlord and its agents shall have the right to erect usual signs advertising the property for lease and shall have the right to enter the Premises upon reasonable notice during ordinary business hours for the purpose of showing the Premises to prospective tenants.

     17. UTILITY AND WASTE REMOVAL SERVICES: Tenant shall directly pay costs of all utilities which are separately metered to the Premises and shall further pay for refuse disposal contracted for by Tenant in its own right. Landlord warrants and represents that all such utilities shall be separately metered.
     18. ASSIGNMENT AND SUBLEASING: This Lease may not be assigned nor may all or any part of the Premises be sublet by Tenant without Landlord’s prior written consent which consent shall not be unreasonably withheld; except, however, that no consent shall be needed for an assignment to any parent, subsidiary or affiliate of (including, by way of example, an entity with a common parent), or related entity to, Tenant. In no event shall any assignment or sublease relieve Tenant from its obligations to Landlord for the full performance of all of the terms, conditions and covenants of this Lease.
     19. DAMAGE BY CASUALTY: If the Building is damaged or partially destroyed by fire or other casualty to the extent of one-half (1/2) or less of the then cost of replacement above the foundation, the same shall be promptly repaired by Landlord except that the obligation of Landlord to rebuild shall not include any obligation to rebuild those portions of the Premises installed or added by Tenant. If the Building is destroyed or damaged to the extent of greater than one-half (1/2) of the then replacement cost, either Landlord, with the approval of its mortgagee, or Tenant may elect to terminate this Lease by giving notice in writing to the other party terminating this Lease given within sixty (60) days of such damage or destruction, in which event, this Lease shall be terminated as of the date of such notice. If neither party provides such notice, Landlord shall promptly commence and diligently pursue to completion any repair or restoration needed as a result of such fire or other casualty.
     If Landlord shall proceed to repair or rebuild the Premises, it shall initiate and pursue the necessary work with reasonable dispatch in the manner consistent with sound construction methods. Tenant agrees to promptly cooperate with Landlord so as to not delay the progress of such repair and restoration.
     If the damage or partial destruction to the Building shall, in the opinion of Tenant, render the Premises wholly untenantable, then rent shall abate until the Building shall have been restored and are rendered tenantable. If such damage or partial destruction renders the Building untenantable only in part, the rent shall abate proportionately as to the portion of the Building rendered untenantable.
     Notwithstanding the foregoing, if damage exceeding one-half (1/2) of the replacement cost above foundation has been incurred, Landlord may at its option terminate this Lease in the event insurance proceeds are not available to cover all or substantially all of the estimated cost of repair. Landlord shall exercise this option by written notice to Tenant within thirty (30) days after the fire or casualty causing such loss, damage or destruction, which notice shall be effective as of the date of such fire or casualty.
     20. CONDEMNATION: If at least ten percent (10%) of the Rentable Square Feet of the Building is taken by the exercise of the power of eminent domain, and such taking renders the Premises unsuitable for business in the opinion of Tenant, then the term of this Lease shall terminate as of the date possession is taken by the condemnor. In the event of a partial taking of less than ten percent (10%) of the Rentable Square Feet of the Building or which is not extensive enough to render the Premises unsuitable for business in the opinion of the Tenant, then Landlord shall promptly restore the Premises to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking and this Lease shall continue in full force and effect and the rent shall be reduced in the proportion that the part of the Premises which is taken bears to the original area of the Premises. Notwithstanding the foregoing, in no event shall Landlord be required to expend more than the amount of any condemnation award it receives to restore the Premises after a taking or condemnation. Each party agrees to notify the other of a threatened condemnation promptly upon becoming aware of it.
     In the event of any condemnation or taking whether whole or partial, the Tenant shall not, except as provided in the next sentence, be entitled to any part of the award paid for such condemnation and Landlord is to receive the full amount of such award. Provided, however, the Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord nor shall Tenant’s claim or award limit or reduce the award to Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation (including, without limitation, any award for business relocation) and for or on account of any loss or cost to which Tenant might be put in removing or replacing Tenant’s merchandise, furniture, fixtures, leasehold improvements or equipment.
     21. DEFAULT:
     A. The following are events of default by Tenant under this Lease:
     i. Tenant shall fail to pay any rent when due and shall fail to pay the delinquent rent within ten (10) days after written notice of such failure shall have been given by Landlord.
     ii. Tenant shall fail to conform or comply with any of the terms, covenants or conditions of this Lease other than for payment of rent and shall not cure such failure within thirty (30) days after written notice thereof to Tenant provided, however, that the Tenant shall not be in default after such thirty (30) day period if it has promptly commenced using and is continuing to use reasonable diligence to cure such failure of compliance;
     iii. Tenant shall become insolvent, shall make a transfer in fraud of creditors or shall make an assignment for benefit of creditors or shall have a receiver or trustee appointed for all or substantially all of its assets;
     iv. Tenant shall be adjudged bankrupt or insolvent in involuntary proceedings instituted against Tenant under any bankruptcy act;
     v. Tenant shall vacate or abandon all or substantially all of the Premises.

     Upon the occurrence of any such event of default, Landlord shall have the option to pursue one or more of its remedies pursuant to law or pursuant to this Lease without further notice or demand including, but not limited to the following:
     (1) Landlord may without terminating this Lease expel Tenant from the Premises, enter upon and take possession of the Premises and expel Tenant or any other person who may be occupying such Premises therefrom, all without prejudice to any other remedies which Landlord may have for possession or for the recovery of past due rent and rent accruing under the Lease. Landlord shall not be liable for damages or otherwise by reason of such re-entry. Notwithstanding such re-entry or expulsion of Tenant, the liability of Tenant for rent shall not be extinguished for the balance of the remaining Primary Term or applicable Option Term, as the case may be, if Tenant has exercised its option to extend. Landlord shall be entitled to recover the same subject to Landlord’s obligations to mitigate damages as provided by law.
     (2) To recover reasonable attorney’s fees incurred by Landlord in connection with Tenant’s default.
     (3) To relet the Premises applying such rents from reletting first to the costs and expenses incurred by Landlord in reletting including brokerage fees, attorney’s and costs of alterations and repairs and, second, to other obligations due Landlord from Tenant prior to application of any portion of the rent to offset the future rent which will become due from Tenant to Landlord under this Lease.
     (4) To terminate the Lease and to recover from Tenant all damages Landlord may incur by reason of the termination of the Lease including the cost of recovering the Premises, reasonable attorney’s fees and the worth at the time of such termination of the excess, if any, of the rent and charges equivalent to rent reserved in this Lease for the remainder of the Primary Term, or the applicable Option Term if Tenant has exercised its option to extend, over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord.
     (5) In lieu of Landlord’s other remedies, Landlord may elect to remedy any default of Tenant which remains uncured beyond any applicable notice and grace period, in which case the cost of remedying such default including reasonable attorney’s fees shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord with interest thereon at the rate of twelve (12%) per cent per annum from the date of payment by the Landlord thereof.
     B. Landlord covenants and agrees to promptly comply with all of its obligation under this Lease. If Landlord fails to do so after being provided with notice and opportunity to cure as provided below, Tenant may pursue all of its legal rights and remedies and shall be entitled to recover all costs and expenses, including attorneys’ fees, it incurs in enforcing Landlord’s obligations hereunder. In addition, if Landlord fails to timely perform any of its obligations hereunder, Tenant shall notify Landlord of the default and if Landlord does not cure the default within thirty (30) days of the notice (or five (5) days if such default disrupts Tenant’s business), Tenant may cure the default. The foregoing rights of Tenant are in addition to those set forth above regarding Tenant’s right to take over construction from Landlord.
     22. WAIVER OF DEFAULT: No waiver by the parties hereto of any default or breach of any term, condition, or covenant of this Lease shall be deemed to be a waiver of any subsequent or breach of the same or any other term, condition or covenant contained herein.
     23. FORCE MAJEURE: With the exception of Tenant’s obligation to pay rent and to satisfy any other monetary obligations under this Lease, each party shall not be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean Acts of God, strikes, lockouts, material or labor shortages, restrictions by any governmental authority, civil riot, floods, and other cause not reasonably within such party’s control and which by the exercise of due diligence such party is unable, wholly or in part, to prevent or overcome.
     24. EXHIBITS: All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part hereof for all purposes with the same force and effect as if copied at full length herein.
     25. ENVIRONMENTAL LAWS: Except as provided in the immediately succeeding sentence, Landlord makes no representation with respect to the Premises’ past, present or future compliance with Environmental Laws, which for purposes of this Agreement shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect. Landlord represents that (a) no substance has been or will be introduced to the Premises by Landlord which is in a form, quantity or manner which if known to be present, on, under, in or about the property would require clean up, removal or some other remedial action under any applicable Environmental Laws and (b) Landlord represents, to the best of its knowledge, that no toxic, explosive or other dangerous materials or hazardous substances are present in or on the Premises or have been concealed within, buried beneath, released on or from, or removed from the Premises (it being understood that Landlord has no notice or knowledge of any actions or omissions of Tenant (including Tenant’s employees, agents, contractors or other invitees) since Tenant first occupied the Premises in 1998). Landlord will defend, indemnify and hold harmless Tenant, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs), that such party may incur as a result of the presence of, release of or threatened release of hazardous substances in or on the Premises (1) where such claim or liability arises from facts occurring prior to Tenant’s occupancy of the Premises in 1998, and further (2) if caused by Landlord or Landlord contractors performing work on the Premises. The indemnity contained herein shall survive the expiration or earlier termination of this Lease. Tenant agrees that, during its tenancy, it will neither cause nor allow any substance to be present, used, stored, deposited, treated, recycled or disposed of, on, under, in or about the Premises, in a form, quantity or manner which if known to be present on, under, in or about the property would require clean up, removal or some other remedial action under applicable Environmental Laws. All such hazardous substances shall be handled in accordance with applicable laws and/or Environmental Laws. Tenant agrees to hold harmless and indemnify Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns, from any liability, claim or injury based upon an actual or alleged violation of Environmental Laws of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs), that such party may incur as a result of the presence of, release of or threatened release of hazardous substances in or on the Premises arising in connection with the occupancy of the Premises by Tenant or any occupant of the Premises or the operations of Tenant’s business on the Premises starting from the date of Tenant’s original occupancy of the Premises in 1998 and through the term of this Lease. The foregoing indemnification shall survive the expiration of the term of this Lease.
     26. USE OF LANGUAGE: Words of any gender used in the Lease shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, unless the context otherwise requires.
     27. CAPTIONS: The captions or headings of paragraphs in this Lease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent shall arise.
     28. SUCCESSORS: The terms, conditions and covenants contained in this Lease shall apply and inure to the benefit of, and be binding upon, the parties hereto and their respective successors in interest and legal representatives except as otherwise herein expressly provided. All rights, powers, privileges, immunities and duties of Landlord under this Lease including but not limited to any notices required or permitted to be delivered by Landlord to Tenant hereunder may, at Landlord’s option, be exercised or performed by Landlord’s agent or attorney.
     29. LANDLORD TRANSFER OF INTEREST: In the event of a complete transfer of Landlord’s title or interest in the Premises in an arm’s length transaction which occurs after completion of the Landlord’s Improvements, Landlord (or the grantor of a subsequent transfer) shall be relieved of all liability related to Landlord’s obligations after transfer provided that Landlord’s transferee has agreed in writing to be bound to the terms of this Lease and provided further that Landlord (or its successor, as the case may be) shall have furnished Tenant with documentation of such transfer within ten (10) days of the transfer which shall identify the new landlord and state that the new landlord has agreed in writing to be bound to the terms of this Lease and provided further that Landlord (or its successor, as the case may be) shall have transferred the entire security deposit to the new landlord, who shall then be liable therefor.
     30. COMPLETE AGREEMENT: This Lease contains the entire agreement of the parties and shall not be modified except by an instrument in writing which is signed by both parties.
     31. AUTHORIZATIONS AND REPRESENTATIONS: Each party hereby severally represents that it has been duly authorized to execute and deliver and perform this Agreement through its members, officers or agents signing on its behalf and affixing any appropriate seal hereto.
     32. BINDING EFFECT: This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors, legal representatives and assigns.
     33. CONSENT: Whenever the consent or approval of the Landlord is required under this Lease, such consent shall not be unreasonably withheld, conditioned or delayed.
     34. SEVERABILITY: The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.
     35. CUMULATIVE REMEDIES: No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.
     36. COVENANTS AND CONDITIONS: Each provision of this Lease performable by either party shall be deemed both a covenant and a condition.
     37. NOTICES: Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (a) upon personal delivery or (b) three (3) business days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or (c) the next business day after deposit with a nationally-recognized overnight courier service, addressed to the parties hereto at the respective addresses set opposite their names below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.
     38. TENANT’S PURCHASE RIGHTS:
     A. If Tenant is not then in default hereunder and if this Lease remains in full force and effect, the Tenant or its assignees shall have the option to purchase (“Option”) the Premises pursuant to the terms and provisions hereof for a purchase price equal to the sum of (x) either (i) relative to the Option exercise during the first (1st) Original Premises Lease Year, the sum of Six Million Eight Hundred Seventy-Four Thousand Four Hundred and 00/100 Dollars ($6,874,400.00) (representing the amount to be paid for the Premises pursuant to the option to purchase provided in the prior Lease between Landlord and Tenant) plus the sum of ten (10)

times the amount of annual rent for either or both the First Expansion Space and the Second Expansion Space, as applicable, or (ii) relative to the Option exercise during the fifth (5th) or tenth (10th) Original Premises Lease Year, ten (10) times the amount of annual rent (including the annual rent for the Original Premises and, if constructed, either or both the First Expansion Space and the Second Expansion Space as applicable) paid during the Lease Year in which the Option is exercised (provided, however, if the Building is expanded or is being expanded during the Lease Year in which the Option is exercised, whether during the first (1st), fifth (5th) or tenth (10th) Original Premises Lease Year, then the annual rent utilized for purposes of determining the purchase price shall include a full twelve (12) months of the rent to be paid for such expansion space(s) once Tenant commences paying rent for the expanded Building), plus (y) the amount of the prepayment penalty, if any, set forth in the Penalty Notice as described in Section 38(D) below, and plus (z) the sum of the unamortized portion of all real estate brokerage (leasing) commissions paid by (or to be paid by) Landlord to CresaPartners (or its successors and/or assigns) in connection with this Lease, the expansion into the First Expansion Space and the expansion into the Second Expansion Space (with such commission(s) being amortized on a straight line basis for each such space over the period commencing on the date that Tenant starts (or is expected to start) paying rent for each such space and ending on the last day of the Primary Term, and the calculation of the unamortized amount for each such space to be performed on a per day basis). No commissions shall be paid by Landlord to CresaPartners (or its successors and/or assigns) or to any other broker or agent representing Tenant in connection with the purchase of the Premises pursuant to Section 38 of this Lease.
     B. Provided Tenant is not then in default of this Lease and this Lease remains in full force and effect, this Option may be exercised by Tenant at any time after the first (1st) day, but not later than ninety (90) days before the last day, of the first (1st), fifth (5th) or tenth (10th) Original Premises Lease Year. If not timely exercised as provided herein, this Option shall automatically expire upon expiration of the ninetieth (90th) day before the last day of the tenth (10th) Original Premises Lease Year. This Option shall be exercised as to the Premises by the delivery or mailing of written notice of such exercise (“Option Notice”) by Tenant to Landlord at the address contained in Section 37 hereof. The closing on the purchase shall occur on the last day of the Original Premises Lease Year in which the Option is exercised (or the next business day thereafter, if the last day of such Original Premises Lease Year falls on a weekend or holiday).
     C. Within ten (10) business days after an Option Notice is served as provided herein, Landlord shall obtain and provide to Tenant evidence of title to the Premises in the form of a title insurance binder (“Commitment”) issued by a title insurance company licensed to issue policies in the State of Wisconsin, agreeing to issue to Tenant, upon the recording of the Warranty Deed to the Premises, its standard title insurance policy in the amount of the purchase price, insuring the interest of Tenant to the Premises conveyed, free and clear of all liens and encumbrances except any created by or under the Tenant, municipal and zoning ordinances, easements, covenants and restrictions of record, and net general real estate taxes and assessments. The cost of such title insurance shall be paid by Landlord. If Tenant objects to any title matters, it shall so notify Landlord in writing within ten (10) business days after receipt of the Commitment, and Landlord shall attempt to have such title defect removed. If Landlord is unable to do so, Landlord shall so notify Tenant, and Tenant shall, within ten (10) business days after such notice, have the right to terminate the exercise of the Option. If Tenant fails to do so, it shall accept title with such defect(s) which will then be included as an exception to warranty in the deed.
     D. Within twenty (20) business days after an Option Notice is served as provided herein, Landlord shall notify Tenant in writing of the amount of any prepayment penalties, including any settlement amount to be paid by Landlord under an interest rate swap arrangement, Landlord will incur with a Non-Affiliate Lender (as defined below) as a result of Tenant’s purchase of the Premises and Landlord’s repayment of any outstanding mortgage loans against the Premises (“Penalty Notice”). Tenant shall, within ten (10) business days after its receipt of the Penalty Notice, have the right to terminate the exercise of the Option. If Tenant fails to do so, the amount of the prepayment penalties set forth in the Penalty Notice shall be included in the purchase price to be paid by Tenant in connection with its exercise of the Option. The term “Non-Affiliate Lender” means a lender that Landlord has dealt with on an arms-length basis and that is not any of the following: (i) a person or entity related to Landlord as an owner, member or manager of Landlord (each, a “Subject Person”), (ii) a person that is a family member of a Subject Person, (iii) an entity directly or indirectly controlled by a Subject Person, (iv) an entity controlled by Landlord, (v) an entity that together with Landlord are under common control, or (vi) an entity where a Subject Person owns, directly or indirectly, more than one percent (1%) of such entity’s voting securities.
     E. At closing, Landlord shall execute a Warranty Deed conveying the Premises to Tenant subject only to the title exceptions listed above and such other customary documents as may be reasonably requested by either party or their counsel. Net general real estate taxes for the year of closing, water and sewer use charges and other customarily prorated or adjusted items will not be prorated and adjusted but shall be the responsibility of the Tenant. Landlord shall pay the transfer fees. Notwithstanding the foregoing, any prepaid real estate taxes or special assessments being held by Landlord shall be returned to Tenant at closing along with the security deposit.
     39. WAIVER AND INDEMNITY: Except to the extent of any injury or damage to persons or property caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for injury or damage to the person or property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises from any cause whatsoever, and Landlord shall not, in the absence of Landlord’s negligence or willful misconduct, be liable for injury to Tenant’s business or for any loss of income or profit therefrom. Tenant agrees to protect, indemnify and save harmless Landlord from and against any injury to or death of persons or loss of or damage to property, including without limitation, the person and property of Tenant, its agents, employees and invitees, (i) occurring on the Premises and (ii) in any manner directly or indirectly arising out of or in connection with the use and occupancy, or disuse, of the Premises, any part thereof, or any improvement now or hereafter located thereon, by Tenant or any person holding under Tenant, except to the extent that the same results from Landlord’s reckless or willful misconduct. Subject to the foregoing limitations on Landlord’s liability, each party agrees to protect, indemnify and save the other harmless from and against any and all penalties, charges, claims, losses, damages, expenses, liabilities, demands and causes of action, and any reasonable expenses (including attorneys’ fees) incidental to the defense thereof incurred by the indemnified party, arising out of or resulting from any failure of the indemnifying party, in any respect, to comply with and perform all of the requirements and provisions of this Lease as imposed on it pursuant to the terms hereof. If the indemnified party believes it is entitled to indemnification hereunder, it shall so notify the indemnifying party with such notice identifying the claim as to which indemnification is being requested. The indemnifying party shall, within ten (10) business days after being sent such notice, either accept the defense of that matter, providing the name of counsel being retained to provide such defense, or decline to accept such defense. If the indemnifying party either (a) declines to accept such defense; or (b) suggests counsel to defend unacceptable to the indemnified party, the indemnified party may then retain its own attorney and shall be entitled to recover its attorneys’ fees if it should be determined that either (i) the indemnifying party was obligated to defend and did not accept such defense; or (ii) the indemnifying party accepted such defense but proposed counsel to defend such matter that the indemnified party reasonably objected to.
     40. QUIET ENJOYMENT: Provided that Tenant is not in default under this Lease beyond any applicable notice and grace period, Tenant shall, throughout the entire Lease term, have exclusive use and quiet enjoyment of the Premises. Landlord agrees to provide Tenant written copies of Lender’s agreement(s) to not disturb Tenant’s rights under this Lease Agreement unless Tenant is in default under this Lease beyond any applicable notice and grace period (a) within reasonable time after execution of this Lease for all current Lenders, and (b) within a reasonable time after any additional indebtedness is incurred by Landlord, for such future Lenders, if any.
     41. ENFORCEMENT COSTS: The defaulting party shall pay all reasonable costs, attorneys’ fees and expenses that may be incurred by the non-defaulting party in enforcing the provisions of this Lease.
     42. SURRENDER AT TERMINATION: At the termination of this Lease for any reason, Tenant shall quietly and peaceably surrender possession of the Premises (and any improvements located thereon) to Landlord, maintained as herein provided and free of any and all claims thereto by Tenant or any party holding under Tenant.
     43. HOLDING OVER BY TENANT: In the absence of an earlier default by Tenant and termination of this Lease by Landlord, in which event Section 21 hereof shall govern, if Tenant holds over or remains in possession or occupancy of the Premises after the expiration of the term of this Lease, such holding over or continued possession or occupancy, if rent is paid by Tenant and accepted by Landlord for or during any period of time it so holds over or remains in possession or occupancy, shall create only a tenancy from month to month at one and one-half (1-1/2) times the last monthly rental and upon the same terms and conditions herein contained (other than the length of term), which may at any time be terminated by either Landlord or Tenant giving to the other twenty-eight (28) days’ written notice.
     44. PAYMENTS TO BE ADDITIONAL RENT: All payments to be made by Tenant hereunder, whether or not designated as rent, shall be deemed additional rent (but not for purposes of Tenant’s Option to Purchase), so that in the event of any failure by Tenant to make timely payment hereunder, Landlord shall be entitled to all of the remedies available at law or equity, or under this Lease, for the nonpayment of rent.

     45. SUBORDINATION:
          (a) At Landlord’s option, this Lease shall be and is subordinated to any existing mortgages covering the Premises, any extension or renewal thereof, or to any new mortgages which may be placed thereon from time to time; provided, however, anything to the contrary contained herein notwithstanding, every such mortgage shall recognize the validity of this Lease in the event of a foreclosure of Landlord’s interest as long as Tenant shall not be in default under any of the terms of this Lease beyond any applicable notice and grace period. Tenant agrees to execute, within ten (10) days after receipt of written request from Landlord, whatever industry standard instruments may be requested by Landlord’s mortgagee(s) to effect such subordination so long as it contains the aforesaid non-disturbance provisions.
          (b) In the event any mortgagee shall elect to have this Lease prior to the lien of its mortgage then, upon notice to Tenant thereof, this Lease shall thereupon be deemed prior to the lien of any such mortgage. The provisions of this Article shall include Deeds of Trust and similar security instruments.
     46. ESTOPPEL CERTIFICATES: Each party shall, without charge, at any time and from time to time hereafter, within ten (10) days after receipt of written request from the other, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser (or proposed mortgagee or proposed purchaser) of the Premises, or any other person, firm, or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease in accordance with its tenor as then constituted; (c) as to the existence of any default thereunder, and if there are any defaults, specifying same in detail; (d) as to the existence of any offsets, counterclaims or defense thereto; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party who completed such certificate.
     47. INTEREST: All rent and other payments to be made by Tenant to Landlord hereunder shall bear interest from and after the due date thereof at the rate of twelve percent (12%) per year.
     48. BROKER’S FEES: Each of Landlord and Tenant warrants and represents to the other that, except as disclosed in this Section 48, it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and that except as disclosed herein, no commission or finder’s fee is due any person or entity in connection with said transaction. Landlord and Tenant hereby agree to indemnify, protect, defend and hold the other harmless from and against any liability for compensation or charges which may be claimed by any person or entity purporting to have acted on behalf of Landlord or Tenant, as appropriate, in connection with said transaction with Landlord acknowledging that CresaPartners has worked for Tenant in connection with the lease relationship contemplated herein and that Landlord agrees to pay CresaPartners a commission relating to this Lease pursuant to the terms of that certain Commission Agreement between CresaPartners and Landlord in the form attached hereto as Exhibit H.
     49. TIME OF ESSENCE: Time is of the essence with respect to the performance of all obligations to the performed or observed by the parties to this Lease.
     50. LIMITATION ON DAMAGES. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party be liable to the other party for any indirect, consequential or punitive damages (including loss of profits or business opportunity) arising under or in connection with this Lease.
     IN WITNESS WHEREOF the parties have executed this Lease as of the date and year first written above.

Landlord:	Carl Ruedebusch LLC
4605 Dovetail Drive
Madison, WI 53704

	By:	Member Manager Carl Ruedebusch	(SEAL)

(Title)

Date: 11/26/08

	By:	/s/ MICHAEL J. EAGAN	(SEAL)
Michael J. Eagan, Member Manager
(Title)

Date: 11/26/08

Tenant:	Cardiac Science Corporation
3303 Monte Villa Pkwy.
Bothell, WA 98021-9806

	By:	/s/ MICHAEL MATYSIK
Michael Matysik, Chief Financial Officer
(Title)

Date: 11/26/08

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